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FILE NO: 54521.001005
September 28, 2005

FBR Securitization, Inc.
1001 Nineteenth Street North
Arlington, VA 22209
Ladies and Gentlemen:
     We have acted as counsel to FBR Securitization, Inc., a Delaware corporation (the “Company”), in connection with the offering of the Callable Mortgage-Backed Notes, Series 2005-2 (the “Notes”) issued by FBR Securitization Trust 2005-2 (the “Trust”). A registration statement of the Company on Form S-3 relating to the Notes (File No. 333-127901) (the “Registration Statement”) was filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act”), and was declared effective on September 7, 2005. As set forth in the prospectus dated September 7, 2005 (the “Base Prospectus”), and as supplemented by the prospectus supplement dated September 26, 2005 (the “Prospectus Supplement”), the Notes will be issued under and pursuant to the indenture dated as of September 1, 2005 (the “Indenture”), among the Trust, Wells Fargo Bank, National Association, as securities administrator (in such capacity, the “Securities Administrator”) and HSBC Bank USA, National Association, as indenture trustee (the “Indenture Trustee”).
     The Notes will be secured by a trust estate consisting primarily of two groups of residential, conventional, first and second lien, fixed and adjustable rate, mortgage loans conveyed by the Company to the Trust pursuant to the terms of a transfer and servicing agreement, dated as of September 1, 2005 (the “Transfer and Servicing Agreement”), by and among the Company, the Indenture Trustee, Wells Fargo Bank, National Association, as master servicer, the Securities Administrator, MHC I, Inc., as seller, JPMorgan Chase Bank, National Association, as servicer and the Murrayhill Company, as credit risk manager.
     In rendering the opinions expressed below, we have made such legal and factual examinations and inquiries as we have deemed necessary or advisable for the purpose of rendering this opinion, including but not limited to the examination of (i) the Registration

FBR Securitization, Inc.
September 28, 2005

Statement, (ii) the Base Prospectus, (iii) the Prospectus Supplement, (iv) the form of the Indenture, (v) the form of the Transfer and Servicing Agreement and (vi) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.
     On the basis of the foregoing, we are of the opinion that:
     1.     The Company is a corporation validly formed and existing under the laws of the State of Delaware. The Trust has been duly formed and is validly existing as a statutory trust under the Delaware Statutory Trust Act.
     2.     The Transfer and Servicing Agreement has been duly and validly authorized by necessary action on the part of the Company and, when duly executed and delivered by the Company and each other party thereto, the Transfer and Servicing Agreement will constitute a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.
     3.     The Indenture has been duly and validly authorized by necessary action on the part of the Trust and, when duly executed and delivered by the Trust and each other party thereto, the Indenture will constitute a valid, legal and binding agreement of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.
     4.     The issuance of the Notes has been duly authorized by all requisite action on the part of the Trust and, when duly and validly issued, executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the purchasers thereof, and upon the due execution and delivery of the Indenture and the Transfer and Servicing Agreement by the parties thereto, the Notes will be legally and validly issued for adequate consideration and the holders of the Notes will be entitled to the benefits provided by the Indenture pursuant to which such Notes were issued.
     5.     Based on the foregoing, we adopt and confirm that the legal conclusions contained in the Prospectus Supplement under the caption “Material Federal Income Tax

FBR Securitization, Inc.
September 28, 2005

Consequences” are our opinions as to the material federal income tax consequences associated with the purchase, ownership and disposition of the Notes. In arriving at the opinion expressed above, we have assumed that the Indenture, the Transfer and Servicing Agreement and other transaction documents will be duly authorized by all necessary corporate action on the part of the parties thereto and will be duly executed and delivered by the parties thereto and that the parties to the issuance of the Notes will comply (without waiver) with all of the provisions of the Indenture, the Transfer and Servicing Agreement and other transaction documents.
     The foregoing opinions are limited to matters of the laws of the United States of America and the State of Delaware. Our opinions with respect to matters of Delaware law are limited to the Delaware Corporation Law and the Delaware Statutory Trust Act (together with all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws). With respect to all matters arising under the Delaware Statutory Trust Act, we have relied upon the opinion of Richards Layton & Finger, special Delaware counsel to the Trust. You should be aware that the above opinions represent our conclusions as to the application of existing law to the transaction described above. Our opinions with respect to tax matters are limited to the federal income tax laws of the United States, including without limitation the Internal Revenue Code of 1986, as amended. There can be no assurance that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.
     We hereby consent to the filing of this opinion. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.
Very truly yours,

Hunton & Williams LLP